ASSOCIATES FIRST CAPITAL CORPORATION

INCENTIVE COMPENSATION PLAN

(Amended and Restated Effective January 1, 1997)

Article 1. Purpose and Duration

1.1. Purpose of the Plan. Associates First Capital Corporation, a Delaware corporation, hereby amends and restates, effective January 1, 1997, the Associates First Capital Corporation Incentive Compensation Plan (formerly called the "Associates First Capital Corporation Long-Term Equity Compensation Plan"), as set forth in this document, to allow the Company (a) to optimize the profitability and growth of the Company through incentives that are consistent with the Company's goals and that link the individual interests of Participants with those of the Company's stockholders, (b) to provide Participants with an incentive for excellence in individual performance, (c) to provide flexibility to the Company in its ability to motivate, attract and retain the services of Employees who make significant contributions to the Company's success, and (d) to allow such Employees to share in the success of the Company. The Plan permits awards of Corporate Annual Performance Pay, Incentive Stock Options, Nonqualified Stock Options, Performance Shares, Performance Units, Restricted Stock and Stock Appreciation Rights.

1.2. Duration of the Plan. On and after the Effective Date, subject to approval by the Company's stockholders, the provisions of the amended and restated Plan shall govern all Awards. The Plan shall remain in effect indefinitely, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 13, until all Awards are satisfied by the issuance of Shares and/or the payment of cash. Notwithstanding the foregoing, in no event may an Award be made on or after March 31, 2006.

Article 2. Definitions

2.1. General. Whenever used in the Plan, the following terms shall have the meanings set forth below, and when any such meaning is intended, the initial letter of the word shall be capitalized. Except where the context otherwise indicates, any masculine term used herein shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

2.2. "Award" means, individually or collectively, an award under the Plan of Corporate Annual Performance Pay, Incentive Stock Options, Nonqualified Stock Options, Performance Shares, Performance Units, Restricted Stock or Stock Appreciation Rights.

2.3. "Award Agreement" means an agreement, entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award.

2.4. "Board" or "Board of Directors" means the board of directors of the Company.

2.5. "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

2.6. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

2.7. "Committee" means the Committee designated pursuant to Section 12.1 to administer the Plan.

2.8. "Company" means Associates First Capital Corporation, a Delaware corporation, and any successor thereto as provided in Section 14.5.

2.9. "Corporate Annual Performance Pay" or "CAPP" means annual incentive compensation awarded under Article 5.

2.10. "Director" means any individual who is a member of the Board of Directors.

2.11. "Effective Date" means January 1, 1997, as provided in Section 1.1. The original effective date of the Plan was April 1, 1996.

2.12. "Employee" means any individual who is a full-time, active employee of the Company or any Subsidiary.

2.13. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

2.14. "Fair Market Value" means the closing sale price at which Shares were sold regular way on the relevant date on the principal securities exchange on which Shares were traded on such date or, if there was no sale on the relevant date, then on the last previous day on which there was such a sale; provided that "Fair Market Value" for any Awards made concurrent with or contingent upon the consummation of the initial public offering of Shares in 1996 means the initial public offering price of Shares covered by such initial public offering.

2.15. "Freestanding SAR" means an SAR, awarded under Article 9, that is granted independently of any Option.

2.16. "Incentive Stock Option" or "ISO" means an option to purchase Shares, awarded under Article 6, that is intended to qualify as an "incentive stock option" within the meaning of Code Section 422.

2.17. "Insider" means an individual who is, on the relevant date, an officer or Director of the Company or a beneficial owner (as the term "beneficial owner" is defined in Rule 13d-3 of the General Rules and Regulations promulgated under the Exchange Act) of 10 percent (10%) or more of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, as such terms are used under Section 16 of the Exchange Act and the General Rules and Regulations promulgated thereunder.

2.18. "Named Executive Officer" means an individual who, as of the date of payment, exercise and/or lapse of restrictions with respect to an Award, as applicable, is a "covered employee" as defined in Code Section 162(m) and the Treasury Regulations promulgated thereunder.

2.19. "Non-Employee Director" means a Director who is not an Employee of the Company or any Subsidiary or of Ford Motor Company or any of its direct or indirect subsidiaries.

2.20. "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, awarded under Article 6, that is not intended to be treated as an "incentive stock option" within the meaning of Code Section 422.

2.21. "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as applicable.

2.22. "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23. "Participant" means an Employee selected pursuant to Article 4 to receive an Award.

2.24. "Performance-Based Exception" means the performance-based compensation exception from the tax deductibility limitations of Code Section 162(m).

2.25. "Performance Share" means a performance-based grant, awarded under Article 7, the initial value of which is based on the Fair Market Value of a Share on the date of grant.

2.26. "Performance Unit" means a performance-based grant, awarded under Article 7, the initial value of which is established by the Committee at the time of grant.

2.27. "Plan" means the Associates First Capital Corporation Incentive Compensation Plan (formerly called the "Associates First Capital Corporation Long-Term Equity Compensation Plan"), as amended and restated effective January 1, 1997.

2.28. "Restricted Stock" means Class A Common Stock, awarded under Article 8, that is subject to restrictions on transferability and to a substantial risk of forfeiture.

2.29. "Shares" means shares of Class A Common Stock.

2.30. "Stock Appreciation Right" or "SAR" means a right, awarded under Article 9, either alone or in connection with an Option, to receive the value of the appreciation over time in the value of a Share. An SAR may be either a Freestanding SAR or a Tandem SAR.

2.31. "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company has a direct or indirect majority voting interest (including all divisions, affiliates and related entities), provided that for ISOs "Subsidiary" has the meaning set forth in Code Section 422.

2.32. "Tandem SAR" means an SAR, awarded under Article 9 in connection with an Option, the exercise of which forfeits the right to purchase a Share under the related Option (and which SAR is itself forfeited if and when a Share is purchased under the related Option).

Article 3. Shares Subject to the Plan and Maximum Awards

3.1. Number of Shares Available for Grants. Subject to adjustment as provided in Section 3.3, the maximum number of Shares with respect to which Awards may be made shall be 20,799,268. Shares issued under the Plan may be either authorized but unissued Shares, treasury Shares or any combination thereof.

3.2. Lapsed Awards. If any Award is canceled, terminates, expires or lapses for any reason without the issuance of Shares or payment in respect thereof (with the exceptions of termination of a Tandem SAR upon exercise of the related Option or termination of an Option upon exercise of the related Tandem SAR), any Shares subject to such Award shall be available again for an Award to the fullest extent permitted under Rule 16b-3 of the General Rules and Regulations promulgated under the Exchange Act and Code Sections 162(m) and 422.

3.3. Adjustments in Authorized Shares. In the event of any change in capitalization of the Company (such as a stock split, stock dividend or combination of shares), corporate transaction (such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company), reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or partial or complete liquidation of the Company, an adjustment shall be made in the number and class of Shares with respect to which Awards may be made, in the number and class of and/or price of Shares subject to outstanding Awards, and in the Award limits set forth with respect to Options and SARs in Section 3.4, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to reflect such change in capitalization, corporate transaction, reorganization or partial or complete liquidation; provided, however, that the number of Shares subject to any Award shall always be a whole number.

3.4. Maximum Awards. The maximum aggregate number of Shares with respect to which Options, with or without Tandem SARs, or Freestanding SARs may be awarded to any one individual under the Plan in any one calendar year shall be 400,000. The maximum Corporate Annual Performance Pay that may be awarded to any one individual under the Plan in any one calendar year shall be $5,000,000.

Article 4. Eligibility and Participation

4.1. Eligibility. Any officer of the Company or salaried Employee, including any Employee who is a Director, with potential to contribute to the success of the Company and/or any Subsidiary shall be eligible to be selected as a Participant by the Committee.

4.2. Participation. Subject to the provisions of the Plan, the Committee shall, from time to time and in its sole discretion, select from among all eligible Employees, as specified in Section 4.1, those to whom Awards shall be made and shall determine the nature, amount, terms and conditions of each Award.

Article 5. Corporate Annual Performance Pay

5.1. General. Subject to the provisions of the Plan, the Committee may award Corporate Annual Performance Pay to a Participant at any time and from time to time in such amount and upon such terms and conditions as the Committee may determine.

5.2. Determination of CAPP Incentive Pools. Corporate Annual Performance Pay shall be payable each year from two incentive pools, one of which shall fund CAPP Awards solely to the Named Executive Officers (the "Named Executive Officers' Incentive Pool") and the other of which shall fund CAPP Awards solely to Participants other than the Named Executive Officers (the "General Incentive Pool"). The amount of the Named Executive Officers' Incentive Pool shall be determined by multiplying (a) a fixed base amount, established by the Committee concurrent with establishment of performance targets pursuant to Section 5.3, by (b) a performance percentage determined by reference to the Company's achievement of the performance targets established by the Committee pursuant to Section 5.3. The Committee shall determine the amount of the General Incentive Pool in its discretion.

5.3. Performance Measures and Targets. The Committee shall establish each year, within the first 90 days of such year, performance targets that must be achieved in order for CAPP Awards to be payable to the Named Executive Officers. Such performance targets shall be based upon one or more performance measures, which the Committee shall select (concurrent with establishing each year's performance targets) from among profits, net income (either before or after taxes), share price, earnings per share, total stockholder return, return on assets, return on equity, operating income, return on capital or investments, or economic value added. At the same time the Committee selects performance measures and specifies performance targets, the Committee shall also determine the manner in which such performance measure(s) shall be calculated or measured, including the extent to which such measure(s) shall be adjusted to take into account certain factors over which Participants have no or limited control, including, without limitation, changes in accounting principles and extraordinary charges to income.

5.4. Determination of CAPP Awards to Named Executive Officers. The Committee shall specify each year, concurrent with establishing performance measure(s) and targets pursuant to Section 5.3, the percentage of the Named Executive Officers' Incentive Pool that shall be payable to each Named Executive Officer as a CAPP Award for that year, subject to the maximum CAPP Award limit specified in Section 3.4 and subject to the Committee's exercise of negative discretion to adjust downward any such CAPP Award.

5.5. Determination of CAPP Awards to Other Participants. The Committee shall determine the CAPP Award, if any, payable from the General Incentive Pool to each Participant who is not a Named Executive Officer.

5.6. Payment of CAPP Awards. CAPP Awards shall be payable to Participants at such time(s) and in cash or in Shares of equivalent value or in some combination thereof, as the Committee shall determine.

5.7. Termination of Employment. The Committee shall determine if, and the extent to which, any Participant shall have the right to receive payment of a CAPP Award following termination of the Participant's employment with the Company or any Subsidiary. Any determinations under this Section shall be made in the sole discretion of the Committee, need not be uniform among all CAPP Awards and may reflect distinctions based on the reasons for termination of employment.

5.8. Nontransferability of CAPP Award. No right to a CAPP Award may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 6. Incentive and Nonqualified Stock Options

6.1. General. Subject to the provisions of the Plan, the Committee may award Options to a Participant at any time and from time to time in such number and upon such terms and conditions as the Committee may determine.

6.2. Option Award Agreement. Each Award of an Option shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares that may be purchased pursuant to exercise of the Option and such other terms and conditions as the Committee may determine. The Award Agreement also shall specify whether the Option is intended to qualify as an "incentive stock option" within the meaning of, and be governed by, Code Section 422 or a NQSO not intended to be treated as an "incentive stock option" within the meaning of Code Section 422.

6.3. Option Price. The Option Price for each Award of an Option shall be at least equal to 100 percent (100%) of the Fair Market Value of a Share on the Option's date of grant.

6.4. Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the 10th anniversary of the Option's date of grant.

6.5. Exercise of Options. Each Option shall be exercisable at such time(s) and in such manner and subject to such conditions as the Committee shall in each instance determine, which need not be the same for each Award or for each Participant.

6.6. Payment of Option Price. The aggregate Option Price shall be payable in full upon exercise of any Option either (a) in cash in the form of currency or check or other cash equivalent acceptable to the Company; (b) by tendering previously acquired, nonforfeitable, nonrestricted Shares having an aggregate fair market value at the time of exercise equal to the aggregate Option Price (provided that any Shares so tendered must have been owned by the Participant for at least six (6) months prior to their tender); or (c) by a combination of the foregoing methods. The Committee may permit a Participant to satisfy the requirement of payment in cash from the proceeds of a sale through a broker of some or all of the Shares to which the exercise relates (a "cashless exercise"), subject to applicable securities laws restrictions, or by any other means that the Committee determines to be consistent with the Plan's purpose and applicable law.

6.7. Payment of Shares or Proceeds. As soon as practicable after exercise of an Option is completed, the Company shall deliver the Shares purchased to the Participant; provided, however, that if the Committee permits cashless exercise of Options, a Participant may elect to receive the cash proceeds from the cashless exercise in lieu of Shares.

6.8. Termination of Employment. Each Participant's Option Award Agreement shall set forth if, and the extent to which, the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company or any Subsidiary. Such terms and conditions shall be determined in the sole discretion of the Committee, need not be uniform among all Option Awards and may reflect distinctions based on the reasons for termination of employment.

6.9. Nontransferability of Options. Except as otherwise provided in a Participant's Option Award Agreement with respect to NQSOs, (a) ISOs and NQSOs shall be exercisable during a Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity, by the Participant's legal guardian or representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision, and (b) no ISO or NQSO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 7. Performance Shares and Performance Units

7.1. General. Subject to the provisions of the Plan, the Committee may award Performance Shares and/or Performance Units to a Participant at any time and from time to time in such number and upon such terms and conditions as the Committee may determine.

7.2. Performance Shares/Units Award Agreement. Each Award of Performance Shares and/or Performance Units shall be evidenced by an Award Agreement that shall specify the initial value of such Performance Shares and/or Performance Units, the time period during which preestablished performance goals must be met (the "Performance Period"), the performance goals upon which payment of such Performance Shares and/or Performance Units depends (the "Performance Goals"), the number of Performance Shares and/or Performance Units awarded and such other terms and conditions as the Committee may determine.

7.3. Initial Value of Performance Shares/Units. The initial value of each Performance Share shall equal the Fair Market Value of a Share on the Performance Share's date of grant. The Committee shall establish the initial value of each Performance Unit at the time of grant.

7.4. Duration of Performance Shares/Units Awards. Each Award of Performance Shares and/or Performance Units shall expire at the end of the applicable Performance Period, without payment of the Performance Shares or Performance Units, if the Performance Goals established for that Performance Period have not been achieved during such Performance Period.

7.5. Satisfaction of Performance Goals. The Committee shall determine at the end of each Performance Period if, and the extent to which, the applicable Performance Goals have been achieved.

7.6. Payment of Performance Shares/Units. As soon as practicable after the end of a Performance Period, if the applicable Performance Goals for that Performance Period have been achieved (as determined by the Committee pursuant to Section 7.5), the Company shall deliver to a Participant payment for such Participant's Performance Shares and/or Performance Units in an amount determined, as specified in such Participant's Performance Share and/or Unit Award Agreement, on the last day of the Performance Period by reference to the achievement of the applicable Performance Goals. The Committee may permit a Participant to elect payment of the aggregate value of such Participant's Performance Shares and/or Performance Units in cash or in Shares of equivalent value or in some combination thereof, subject to the availability of Shares to the Company. If, and to the extent that, dividends with respect to Shares are declared or paid during the Performance Period, the Committee may direct payment of dividend equivalents to a Participant in an amount equal to the dividends that such Participant would receive or have received if such Participant's Performance Shares were Shares; provided, however, that such dividend equivalents shall be subject to the same restrictions as apply to dividends payable with respect to Restricted Stock pursuant to Section 8.4.

7.7. Termination of Employment. Each Participant's Performance Share and/or Unit Award Agreement shall set forth if, and the extent to which, the Participant shall have the right to receive payment of Performance Shares and/or Performance Units following termination of the Participant's employment with the Company or any Subsidiary. Such terms and conditions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Share and/or Performance Unit Awards and may reflect distinctions based on the reasons for termination of employment.

7.8. Nontransferability of Performance Shares/Units. Except as otherwise provided in a Participant's Performance Share and/or Unit Award Agreement, (a) all rights with respect to Performance Shares and/or Performance Units shall be exercisable during a Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity, by the Participant's legal guardian or representative acting in a fiduciary capacity on behalf of the Participant under state law or court supervision, and (b) no Performance Shares or Performance Units may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 8. Restricted Stock

8.1. General. Subject to the provisions of the Plan, the Committee may award Restricted Stock to a Participant at any time and from time to time in such number and upon such terms and conditions as the Committee may determine.

8.2. Restricted Stock Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the restrictions that limit transferability of the Restricted Stock and create a substantial risk of forfeiture (the "Restrictions"), the time period during which such Restrictions apply (the "Period of Restriction"), the number of Shares of Restricted Stock awarded and such other terms and conditions as the Committee may determine (which may, but are not required to, include a stipulated purchase price for each Share of Restricted Stock).

8.3. Issuance of Shares of Restricted Stock. Certificates representing Restricted Stock shall be issued on the Restricted Stock's date of grant in the name of each Participant to whom the Committee awards such Restricted Stock. Certificates so issued shall be retained by the Company or its designee during the applicable Period of Restriction.

8.4. Dividends and Voting Rights during Period of Restriction. During the applicable Period of Restriction, each Participant to whom the Committee has awarded Restricted Stock may receive regular cash dividends, if any, paid with respect to the Restricted Stock; provided, however, that the Committee may apply any restrictions to such dividends that the Committee deems appropriate. In the event that any dividend constitutes a "derivative security" or an "equity security" within the meaning of Rule 16(a) of the General Rules and Regulations promulgated under the Exchange Act, such dividend shall be subject to a period of restriction equal to the remaining Period of Restriction applicable to the Restricted Stock with respect to which the dividend has been paid. Each Participant to whom the Committee has awarded Restricted Stock may exercise full voting rights during the Period of Restriction with respect to such Participant's Restricted Stock.

8.5. Lapse of Restrictions. Restrictions on Restricted Stock shall lapse at such time(s) and in such manner and subject to such conditions as the Committee shall in each instance determine, which need not be the same for each Award or for each Participant. Restricted Stock shall become freely transferable by the Participant upon the lapse of all Restrictions on such Restricted Stock.

8.6. Termination of Employment. Each Participant's Restricted Stock Award Agreement shall set forth if, and the extent to which, Restrictions on a Participant's Restricted Stock shall lapse following termination of the Participant's employment with the Company or any Subsidiary. Such terms and conditions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Awards and may reflect distinctions based on the reasons for termination of employment.

8.7. Nontransferability of Restricted Stock. Except as otherwise provided in a Participant's Restricted Stock Award Agreement, (a) all rights with respect to Restricted Stock shall be available during a Participant's lifetime only to the Participant or, in the event of the Participant's legal incapacity, to the Participant's legal guardian or representative acting in a fiduciary capacity on behalf of the Participant under state law or court supervision, and (b) no Restricted Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, during the applicable Period of Restriction.

Article 9. Stock Appreciation Rights

9.1. General. Subject to the provisions of the Plan, the Committee may award SARs to a Participant at any time and from time to time in such number and upon such terms and conditions as the Committee may determine.

9.2. SAR Award Agreement. Each Award of an SAR shall be evidenced by an Award Agreement that shall specify the grant price of the SAR, the duration of the SAR, the number of Shares to which the SAR pertains and such other terms and conditions as the Committee may determine. The Award Agreement also shall specify whether the SAR is a Freestanding SAR or a Tandem SAR.

9.3. Grant Price. The grant price for each Award of a Freestanding SAR shall equal the Fair Market Value of a Share on the Freestanding SAR's date of grant. The grant price for each Award of a Tandem SAR shall equal the Option Price of the related Option.

9.4. Duration of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the 10th anniversary of such SAR's date of grant and provided, further, that a Tandem SAR awarded in connection with an ISO shall expire no later than the date of expiration of the related ISO.

9.5. Exercise of SARs. Each SAR shall be exercisable at such time(s) and in such manner and subject to such conditions as the Committee shall in each instance determine, which need not be the same for each Award or for each Participant. A Tandem SAR may be exercised for all or a portion of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option; provided, however, that a Tandem SAR may be exercised only with respect to the Shares with respect to which its related Option is then exercisable and provided, further, that a Tandem SAR awarded in connection with an ISO may be exercised only when the Fair Market Value of the Shares subject to the related ISO exceeds the ISO's Option Price.

9.6. Payment of Shares or Proceeds. As soon as practicable after exercise of an SAR, the Company shall deliver to the Participant payment in an amount equal to the aggregate appreciation in value of the Shares with respect to which the SAR was exercised, such appreciation to be measured by the difference between the aggregate grant price and the aggregate fair market value of such Shares on the date of exercise; provided that, with respect to a Tandem SAR awarded in connection with an ISO, the value of the amount payable upon exercise of the Tandem SAR may not exceed 100 percent (100%) of the difference between the aggregate Option Price of the related ISO and the aggregate fair market value of the Shares subject to the related ISO at the time the Tandem SAR is exercised. The Committee may permit a Participant to elect payment of the aggregate appreciation in cash or in Shares of equivalent value or in some combination thereof, subject to the availability of Shares to the Company.

9.7. Termination of Employment. Each Participant's SAR Award Agreement shall set forth if, and the extent to which, the Participant shall have the right to exercise the SAR following termination of the Participant's employment with the Company or any Subsidiary. Such terms and conditions shall be determined in the sole discretion of the Committee, need not be uniform among all SAR Awards and may reflect distinctions based on the reasons for termination of employment.

9.8. Nontransferability of SARs. Except as otherwise provided in a Participant's SAR Award Agreement, (a) all SARs shall be exercisable during a Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity, by the Participant's legal guardian or representative acting in a fiduciary capacity on behalf of the Participant under state law or court supervision, and (b) no SAR may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10. Compliance with Applicable Laws, Rules and Regulations

10.1. General. Awards and Shares issued or transferred pursuant to Awards shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.2. Restrictions on Shares. The Committee may impose such restrictions, including restrictions on transferability, on Awards and/or Shares issued or transferred pursuant to any Award as the Committee may deem advisable, including, without limitation, restrictions under United States federal securities laws or other applicable securities laws, under the requirements of any securities exchange or market upon which Shares are then listed and/or traded and/or under any blue sky or state securities laws applicable to Shares.

10.3. Restrictions on Insiders. With respect to Insiders, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 of the General Rules and Regulations promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Article 11. Deferrals

The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under the Plan. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.

Article 12. Administration

12.1. Designation of Committee. The Plan shall be administered by a committee consisting of not fewer than two Non-Employee Directors, each of whom qualifies as an "outside director" within the meaning of Code Section 162(m), which committee shall be the Compensation Committee of the Board (provided that its members so qualify) unless the Board specifically appoints a different committee to administer the Plan.

12.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Plan, the Committee shall have full power and authority, in its sole discretion, to (a) select Participants from among all eligible Employees and determine the nature, amount, terms and conditions of Awards in a manner consistent with the Plan; (b) make Awards to Participants; (c) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) adopt, amend, waive or rescind such rules and regulations as the Committee may deem appropriate for the proper administration or operation of the Plan; (e) subject to the provisions of Article 13, amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan; and (f) make all other determinations and take all other actions as may be necessary, appropriate or advisable for the administration or operation of the Plan. As permitted by law, the Committee may delegate its authority, or any part thereof, as it deems necessary, appropriate or advisable for proper administration or operation of the Plan; provided, however, that no such delegation shall be permitted if, and to the extent that, such delegation would cause an Award designed to qualify for the Performance-Based Exception to fail to so qualify.

12.3. Decisions Binding. All determinations, interpretations, decisions or other actions made or taken by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding for all purposes and upon all persons, including without limitation the Company, its stockholders, Employees, Participants, and Participants' estates and beneficiaries.

Article 13. Amendment, Adjustment and Termination

13.1. Amendment and Termination. Subject to Section 13.3, the Board may at any time, and from time to time, in its sole discretion alter, amend, suspend or terminate the Plan in whole or in part for any reason or for no reason; provided, however, that no amendment or other action that requires stockholder approval in order for the Plan to continue to comply with applicable law shall be effective unless such amendment or other action shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon.

13.2. Adjustment of Awards. Subject to Section 13.3, the Committee may make adjustments to Awards and in the terms and conditions of, and the criteria included in, Award Agreements in recognition of (a) unusual or nonrecurring events (including, without limitation, the events described in Section 3.3) affecting the Company or the financial statements of the Company, and/or (b) changes in applicable laws, regulations or accounting principles whenever the Committee determines that such adjustments are appropriate; provided, however, that no such adjustment shall be made or authorized to the extent that such adjustment or authority would cause any Award designed to qualify for the Performance-Based Exception to fail to so qualify.

13.3. Awards Previously Granted. No alteration, amendment, suspension or termination of the Plan shall adversely affect in any material way any Award previously made under the Plan without the written consent of the affected Participant; provided, however, that the Committee may modify, without a Participant's consent, any Award previously made to a Participant who is a foreign national or employed outside the United States to recognize differences in local law, tax policy or custom.

Article 14. Miscellaneous

14.1. No Rights to Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate the employment of any Employee, whether or not a Participant, at any time; nor shall anything in the Plan be deemed to create or confer upon any Employee, whether or not a Participant, or other individual, any rights to employment of any kind or nature whatsoever for any period of time or at any particular rate of compensation, including, without limitation, any right to continue in the employ of the Company.

14.2. No Rights to Participation. No Employee, whether or not a Participant, or other individual shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award; nor shall anything in the Plan be deemed to create or confer upon any Employee, whether or not a Participant, or other individual any such right.

14.3. Withholding. The Company shall have the power and the right to deduct or withhold from any amount to be paid to any Participant or beneficiary hereunder, or require such a Participant or beneficiary to remit to the Company, an amount sufficient to satisfy any federal, state and/or local taxes, domestic or foreign, required by applicable law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. The Company may permit a Participant or beneficiary to elect to satisfy any withholding requirement with respect to an Award, in whole or in part, either by surrendering to the Company (either directly or through its designee) a portion of the Shares issued or transferred to the Participant or beneficiary pursuant to that Award or by tendering previously acquired, nonforfeitable, nonrestricted shares (provided that any Shares so tendered by a Participant must have been owned by the Participant for at least six (6) months prior to their tender); provided, however, that any such election by an Insider shall be subject to express approval by the Committee if such approval is then required by Rule 16b-3 of the General Rules and Regulations promulgated under the Exchange Act. To the extent that a Participant or beneficiary satisfies any withholding requirement by surrendering or tendering Shares, the Shares so surrendered or tendered shall be credited against any such withholding requirement at the fair market value per Share on the date of such surrender or tender. All withholding elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate.

14.4. Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) who, in the event of the Participant's death prior to payment, exercise or lapse of restrictions with respect to any Awards to such Participant, shall be entitled to exercise any unexercised Options or SARs, receive any Restricted Stock and receive payment of any CAPP Award, Performance Shares and/or Performance Units, subject in each case to the terms and conditions of the Participant's Award Agreement, as applicable. Any such beneficiary designation shall be made by the Participant in writing (on the appropriate form as provided by the Company) and shall automatically revoke all prior designations by such Participant. The Participant may, at any time and from time to time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is signed by the Participant and received by the Company prior to the Participant's death. If the Participant does not designate a beneficiary or all beneficiaries die prior to payment, exercise or lapse of restrictions with respect to an Award, the Participant's estate shall be the beneficiary. If a beneficiary dies after at least partial payment, exercise, or lapse of restrictions with respect to an Award, the beneficiary's estate shall be the beneficiary of any remaining payments or unexercised rights.

14.5. Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.6. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as though the illegal or invalid provision had not been included.

14.7. Approval by Stockholders. Notwithstanding any other provision of the Plan to the contrary, under no circumstances shall any Award to a Named Executive Officer, or to an individual whom the Committee considers likely to become a Named Executive Officer, be made under the Plan on or after the date of the first annual meeting of the Company's stockholders following the Effective Date unless the Company's stockholders approve the material terms of the Plan at such meeting.

14.8. Governing Law. To the extent not preempted by United States federal law or other comparable law, the Plan and all agreements hereunder, including Award Agreements, shall be construed in accordance with and governed by the laws of the State of Texas.

IN WITNESS WHEREOF, this document is executed as of this 23rd day of May, 1997.

ASSOCIATES FIRST CAPITAL CORPORATION

By:

Name: James B. Watts

Title: Executive Vice President

ASSOCIATES FIRST CAPITAL CORPORATION

INCENTIVE COMPENSATION PLAN

(Amended and Restated Effective January 1, 1997)